EXHIBIT 99.1

Oritani Financial Corp. Announces Quarterly Income of $0.12 Per Share

TOWNSHIP OF WASHINGTON, N.J., Oct. 30, 2009 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") reported net income of $4.5 million, or $0.12 per basic and diluted share, for the three months ended September 30, 2009, as compared to net income of $2.5 million, or $0.07 per basic and diluted share, for the corresponding 2008 period.

The 2009 three month period includes the recovery of nonaccrual interest income, default interest charges, late charges and reimbursement of costs associated with the collection of three classified loans. These recoveries total $2.0 million. It also includes a $1.0 million gain on the sale of a commercial office property that had been held and operated as a real estate investment. These two gains, which total $3.0 million, had an after tax impact of approximately $1.8 million. The $3.0 million gain was partially offset by increased FDIC insurance premiums of $545,000 and increased provision for loan losses. Although the provision for loan losses significantly impacted both quarterly periods, the provision expense was $675,000 higher in the 2009 period. The provision for loan losses totaled $2.6 million for the three months ended September 30, 2009, versus $1.9 million for the comparable 2008 period.

"Much of our effort over the past year culminated with the nonaccrual loan disposals and recoveries we achieved this quarter," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We realize our work is far from over. I believe our approach to problem assets was ratified with the results this quarter. We remain very aggressive with our delinquent borrowers, pursuing every reasonable remedy. We refuse to simply extend or re-write loans when we know problems exist." Mr. Lynch continued, "I cannot promise that all problem assets resolutions will be as fruitful as the ones that occurred this quarter, but I can promise that we will not cease our efforts until we have a resolution that is in the best interests of Oritani and our shareholders."

Comparison of Operating Results

Interest Income

Total interest income increased by $5.1 million, or 24.8%, to $25.8 million for the three months ended September 30, 2009, from $20.7 million for the three months ended September 30, 2008. The majority of the increase was in interest on mortgage loans. Included in total interest income for the 2009 period is $1.5 million in interest income, prepayment penalties, default interest and deferred fee earnings recovered on the resolution of three classified loans. Interest on mortgage loans increased by $4.6 million, or 27.6%, to $21.3 million for the three months ended September 30, 2009, from $16.7 million for the three months ended September 30, 2008. The average balance of loans, net increased to $1.32 billion for the 3 months ended September 30, 2009 from $1.07 billion for the corresponding 2008 period. Interest on securities available for sale ("AFS") increased by $1.4 million to $1.6 million for the three months ended September 30, 2009, from $229,000 for the three months ended September 30, 2008. The average balance of securities AFS increased over the period to $224.4 million from $22.2 million. Continuing a trend that began in the quarter ended June 30, 2009, excess liquidity was generally deployed in securities classified as AFS as management felt such investments provided the best risk/reward profile considering the current and projected cash needs of the Company. Such investments were typically callable notes of government sponsored agencies with limited optionality and call features that made the note likely to be called when the liquidity would be needed by the Company. Management classified the investments as AFS so they could be sold should unexpected liquidity needs develop. Interest on federal funds sold and short term investments increased to $62,000 for the three months ended September 30, 2009, from $1,000 for the three months ended September 30, 2008. Although interest in this caption has increased on a year to year comparison, September 30, 2009 fed fund balances decreased significantly as compared to the balance at June 30, 2009. Fed fund balances grew significantly over the year but are now being reduced as returns on this investment have decreased dramatically. The Company seeks to prudently deploy cash inflows as quickly as possible and excess liquidity is typically invested in fed funds sold.

Interest Expense

Total interest expense increased by $1.7 million, or 16.9%, to $11.6 million for the three months ended September 30, 2009, from $9.9 million for the three months ended September 30, 2008. Interest expense on deposits increased by $1.3 million and interest expense on borrowings increased $399,000. The average balance of deposits increased $464.8 million, or 65.6%, to $1.17 billion for the three months ended September 30, 2009 from $708.5 million for the three months ended September 30, 2008. The growth primarily occurred in money market and time deposits. The cost of deposits decreased to 2.15% for the three months ended September 30, 2009 from 2.84% for the three months ended September 30, 2008. The average balance of borrowings increased to $508.5 million for the three months ended September 30, 2009 from $488.7 million for the three months ended September 30, 2008. The cost of borrowings increased to 4.13% for the three months ended September 30, 2009 from 3.97% for the three months ended September 30, 2008.

Net Interest Income

Net interest income before provision for loan losses increased by $3.4 million, or 32.0%, to $14.2 million for the three months ended September 30, 2009, from $10.8 million for the three months ended September 30, 2008. On a trailing quarter basis, net interest income increased by $2.6 million, or 22.0%, from $11.7 million for the three months ended June 30, 2009. The Company's net interest rate spreads for the three months ended September 30, 2009, June 30, 2009 and September 30, 2008 were 2.75%, 2.33% and 2.50%, respectively. The Company's net interest income and net interest rate spread were both positively impacted in the three months ended September 30, 2009 due to the recovery of nonaccrual interest income and default interest on loans delinquent more than 90 days. The total of such income recovered was $1.5 million for the three months ended September 30, 2009. Absent these recoveries, the Company's net interest income and net interest rate spread for the three months ended September 30, 2009 would have been $12.7 million and 2.47%, respectively.

Provision for Loan Losses

The Company recorded a provision for loan losses of $2.6 million for the three months ended September 30, 2009 as compared to $1.9 million for the three months ended September 30, 2008. The Company charged off a total of $2.1 million in loans during the quarter ended September 30, 2009. There were no recoveries in either of the periods. A rollforward of the allowance for loan losses for the three months ended September 30, 2009, in thousands, is presented below:

 Balance at June 30, 2009                                $ 20,680
 Provisions charged to operations                           2,550
 Recoveries of loans previously charged off                    --
 Loans charged off                                         (2,065)
                                                         ---------
 Balance at September 30, 2009                           $ 21,165
                                                         =========

As in prior periods, loan growth was a component of the provision for loan losses in the 2009 period. The delinquency and nonaccrual totals, however, remain the primary contributors to the increased level of provision for loan losses.

Delinquency information is provided below:

 Delinquency Totals

                            9/30/    6/30/    3/31/    12/31/   9/30/
                             2009     2009     2009     2008     2008
                           -------  -------  -------  -------  -------
                                         (in thousands)

 30 - 59 days past due     $14,318  $ 6,727  $ 4,897  $ 4,979 $ 16,624
 60 - 89 days past due       1,049   17,825    2,130    5,942    1,381
 nonaccrual                 52,557   52,465   52,260   44,067   25,337
                           -------------------------------------------
 Total                     $67,924  $77,017  $59,287  $54,988  $43,342
                           ===========================================

Total delinquent loans decreased by $9.1 million to $67.9 million at September 30, 2009, from $77.0 million at June 30, 2009. While the total decreased over the quarter, nonaccrual and total delinquent loan totals remain at an elevated level. There was significant activity within the delinquency captions over the quarter. Four loans, totaling $17.6 million, moved from the 60-90 days past due category at June 30, 2009, to the nonaccrual category at September 30, 2009. Resolution of these new nonaccrual loans has been a focus of management, and management is cautiously optimistic that the vast majority of these new matters can be resolved shortly. Three of the June 30, 2009 nonaccrual loans, totaling $17.2 million, were resolved as of September 30, 2009. One of the loans was paid in full by the borrower; another was paid in full via proceeds from a bankruptcy court sale and another was resolved through sale of the note. An additional component of the June 30, 2009 nonaccrual total was transferred to REO as title was obtained for this property. As discussed earlier, the Company realized $1.5 million of nonaccrual and default interest associated with the collection of the three nonaccrual loans. An additional $500,000 of late fee income and legal expense reimbursement was also obtained in conjunction with these collections. As discussed in prior releases, the Company has continued its aggressive posture toward delinquent borrowers. The Company realizes that such actions contribute to the high level of delinquencies but believes this is the most prudent path to addressing problem loans.

Nonaccrual loans totaled $52.6 million at September 30, 2009. Several of the loans that comprise this total have been discussed in prior public releases. A current summary of the significant nonaccrual loans follows:

 * Two of these loans are to one borrower and totaled $16.1 million at September 30, 2009.  The loans are secured by a condominium construction project and raw land with all building approvals, both of which are in Northern New Jersey.  The borrower declared bankruptcy and Oritani has provided debtor in possession
   financing for the completion of the condominium construction project.  While one commercial unit in the project was sold over the quarter, delays continue to be encountered in finalizing the project and obtaining certificates of occupancy for the
   residential units.  Numerous residential units are under
   contract providing a clear indicator of current value.  Oritani charged off $2.0 million of the construction loan during the quarter ended September 30, 2009, as this portion has been determined to be an incurred loss.  Combined with prior charge offs, a total of $4.0 million of this loan had been charged off as of September 30, 2009.  Both loans are classified as impaired as of September 30, 2009.  Specific reserves totaling $1.8 million have been recorded against these loans.

 * A $7.9 million loan secured by a retail mall in Northern New
   Jersey.  This loan is classified as nonaccrual and impaired at
   September 30, 2009.  Oritani is in litigation with this borrower, foreclosure proceedings are progressing and a rent receiver has been placed in control of the operations of this property.  The borrower has declared bankruptcy.  Net cash generated from the operation of this property is being forwarded from the rent receiver to Oritani.  In accordance with the results of the impairment analyses, no reserve was required for this loan as it was considered to be well collateralized.  Management is
   cautiously optimistic this loan can be resolved shortly.

 * Three loans to one borrower that total $6.6 million.  These loans are secured by various warehouse properties in Rockland,
   Nassau and Westchester counties, New York.  All three of these loans are classified as nonaccrual and impaired at September 30,
   2009.  Oritani is in litigation with the borrower and the
   guarantor, and foreclosure proceedings are progressing.   A rent
   receiver has been appointed on all three of the properties.  Two of the three entities that were formed by the borrower to hold the assets that secure the borrowings, as well as the related operating company, have been placed in bankruptcy.  A trustee has been appointed for these two properties and the trustee has converted the cases to a liquidation.  The bankruptcy court sale of these properties is currently scheduled for December, 2009.
   In accordance with the results of the impairment analyses, specific reserves totaling $600,000 have been recorded against these loans.

 * A $14.1 million loan secured by a multi-tenant commercial property in Hudson County, New Jersey.  The borrower has
   experienced cash flow difficulties.  Oritani is in litigation with this borrower, foreclosure proceedings are progressing and all tenant rent payments are being made directly to Oritani.  In accordance with the results of the impairment analysis for this loan, no reserve was required as the loan is considered to be well collateralized.  This loan was classified as 60-89 days past due at June 30, 2009.

 * A $3.1 million commercial property located in Bergen County, New
   Jersey.  The borrower and guarantor on this loan have declared bankruptcy.  They have submitted a contract for sale of the property (with a December, 2009 closing) to the bankruptcy court in an amount sufficient to fully repay the amount due to Oritani.
   In accordance with the results of the impairment analysis for this loan, no reserve was required as the loan is considered to be well collateralized.  This loan was classified as 60-89 days past due at June 30, 2009.

 * A $1.1 million multifamily loan located in Hudson County, New
   Jersey.  The Bank and the borrower have signed a forbearance agreement and the borrower is making payments in accordance with the agreement.  The loan will remain classified as nonaccrual until a greater history of satisfactory payment under the
   forbearance agreement is demonstrated.

 * A $2.3 million residential construction loan for two luxury homes and an improved lot located in Essex County, New Jersey.
   The borrower encountered cash flow difficulties due to an
   extended construction and marketing period.  The borrower
   requested an extension of the loan but Oritani declined the request, and we are now pursuing legal remedies. This loan was less than 30 days past due at June 30, 2009.

Other Income

Other income increased by $1.3 million to $2.5 million for the three months ended September 30, 2009, from $1.2 million for the three months ended September 30, 2008. The primary reason for the increase is a $1.0 million gain on the sale of a commercial office property that had been held and operated as a real estate investment. Service charges increased by $143,000 to $428,000 for the three months ended September 30, 2009, from $285,000 for the three months ended September 30, 2008, primarily due to payment of late charges on the resolution of delinquent loans described above.

Operating Expenses

Operating expenses increased by $954,000, or 16.2%, to $6.8 million for the three months ended September 30, 2009, from $5.9 million for the three months ended September 30, 2008. FDIC insurance premiums increased significantly over the quarter due to an increase in FDIC insurance rates, an increase in insurable deposits and the depletion of a credit against FDIC insurance charges. FDIC insurance premiums increased to $574,000 for the three months ended September 30, 2009, from $29,000 for the three months ended September 30, 2008. Compensation, payroll taxes and fringe benefits increased by $407,000 to $4.8 million for the three months ended September 30, 2009, from $4.4 million for the three months ended September 30, 2008. The increase was primarily due to increased compensation costs of $279,000, increased health insurance costs of $52,000 and increased payroll taxes of $29,000 as the Company has increased personnel to assist with implementing the organic growth strategy.

Income Taxes

Income tax expense of $2.9 million was recognized for the three months ended September 30, 2009 against pre-tax income of $7.4 million. Income tax expense of $1.7 million was recognized for the three months ended September 30, 2008 against pre-tax income of $4.3 million.

Comparison of Financial Condition at September 30, 2009 and June 30, 2009

Total Assets. Total assets increased $72.1 million, or 3.8%, to $1.99 billion at September 30, 2009, from $1.91 billion at June 30, 2009. The increases were primarily in the captions of loans and securities available for sale ("AFS").

Cash and Cash Equivalents. Cash and cash equivalents (which includes fed funds and short term investments) decreased $102.4 million to $33.0 million at September 30, 2009, from $135.4 million at June 30, 2009.

Net Loans. Loans, net increased $65.8 million, or 5.1%, to $1.34 billion at September 30, 2009, from $1.28 billion at June 30, 2009. The Company continued its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $132.3 million for the three months ended September 30, 2009.

Deposits. Deposits increased $60.2 million, or 5.3%, to $1.19 billion at September 30, 2009, from $1.13 million at June 30, 2009. The Bank has implemented several initiatives designed to achieve deposit growth. A new branch location is expected to open in late 2009. Strong deposit growth remains a strategic objective of the Company.

Stockholders' Equity. Stockholders' equity increased $5.4 million, or 2.3%, to $245.6 million at September 30, 2009, from $240.1 million at June 30, 2009. On March 18, 2009, the Company announced the commencement of a fourth (967,828 shares) 10% repurchase program. As of September 30, 2009, the Company had repurchased a total of 3,648,637 shares at a total cost of $56.9 million and an average cost of $15.59 per share. Through October 27, 2009, the Company had repurchased a total of 3,650,537 shares at a total cost of $57.0 million and an average cost of $15.59 per share.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 20 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

               Oritani Financial Corp. and Subsidiaries
                  Township of Washington, New Jersey
                     Consolidated Balance Sheets

                 September 30, 2009 and June 30, 2009
                  (in thousands, except share data)

                                            September 30,   June 30,
                   Assets                      2009           2009
                                            ------------  ------------
                                             (unaudited)

 Cash on hand and in banks                  $     18,282  $      7,729
 Federal funds sold and short term
  investments                                     14,691       127,640
                                            ------------  ------------
    Cash and cash equivalents                     32,973       135,369
 Loans, net                                    1,344,442     1,278,623
 Securities available for sale, at market
  value                                          277,133       144,419
 Mortgage-backed securities held to
  maturity, estimated market value of
  $108,085 and $120,381 at September 30,
  2009 and June 30, 2009, respectively           105,975       118,817
 Mortgage-backed securities available for
  sale, at market value                          115,633       128,603
 Bank Owned Life Insurance (at cash
  surrender value)                                29,679        29,385
 Federal Home Loan Bank of New York stock
  ("FHLB"), at cost                               25,515        25,549
 Accrued interest receivable                       8,070         7,967
 Investments in real estate joint ventures,
  net                                              6,072         5,767
 Real estate held for investment                   1,203         1,338
 Real estate owned                                   812            --
 Office properties and equipment, net             14,199        13,777
 Other assets                                     23,927        23,907
                                            ------------  ------------
 Total Assets                               $  1,985,633  $  1,913,521
                                            ============  ============

               Liabilities
 Deposits                                   $  1,187,867  $  1,127,630
 Borrowings                                      508,203       508,991
 Advance payments by borrowers for taxes
  and insurance                                    8,637         8,301
 Accrued taxes payable                             3,876            --
 Official checks outstanding                       5,416         2,699
 Other liabilities                                25,992        25,802
                                            ------------  ------------
    Total liabilities                          1,739,991     1,673,423
                                            ------------  ------------

             Stockholders' Equity
 Common stock, $0.01 par value; 80,000,000
  shares authorized; 40,552,162 issued at
  June 30, 2009 and 2008 37,062,484
  outstanding at September 30, 2009 and
  37,133,684 outstanding at June 30, 2009            130           130
 Additional paid-in capital                      131,350       130,375
 Unallocated common stock held by the
  employee stock ownership plan                  (13,711)      (13,909)
 Treasury stock, at cost; 3,489,678 shares
  at September 30, 2009 and 3,418,478
  shares at June 30, 2009                        (54,376)      (53,418)
 Retained income                                 180,248       176,199
 Accumulated other comprehensive loss, net
  of tax                                           2,001           721
                                            ------------  ------------
    Total stockholders' equity                   245,642       240,098

                                            ------------  ------------
 Total Liabilities and Stockholders' Equity $  1,985,633  $  1,913,521
                                            ============  ============

               Oritani Financial Corp. and Subsidiaries
                  Township of Washington, New Jersey
                  Consolidated Statements of Income
            Three Months Ended September 30, 2009 and 2008

                                                   Three months ended
                                                       September
                                                  --------------------
                                                      2009      2008
                                                  ---------  ---------
                                                  unaudited  unaudited
                                                 (in thousands, except
                                                     per share data)
 Interest income:
   Interest on mortgage loans                     $  21,290  $  16,689
   Interest on securities held to maturity and
    dividends on FHLB stock                             357        324
   Interest on securities available for sale          1,602        229
   Interest on mortgage-backed securities held
    to maturity                                       1,031      1,557
   Interest on mortgage-backed securities
    available for sale                                1,437      1,857
   Interest on federal funds sold and short term
    investments                                          62          1
                                                  ---------  ---------
     Total interest income                           25,779     20,657
                                                  ---------  ---------

 Interest expense:
   Deposits                                           6,313      5,039
   Borrowings                                         5,247      4,848
                                                  ---------  ---------
     Total interest expense                          11,560      9,887
                                                  ---------  ---------
     Net interest income before provision for
      loan losses                                    14,219     10,770

 Provision for loan losses                            2,550      1,875
                                                  ---------  ---------
     Net interest income                             11,669      8,895
                                                  ---------  ---------

 Other income:
   Service charges                                      428        285
   Real estate operations, net                          389        380
   Income from investments in real estate joint
    ventures                                            352        254
   Bank-owned life insurance                            294        278
   Net gain on sale of assets                         1,043         --
   Net loss on sales and write down of securities         1         --
   Other income                                          39         36
                                                  ---------  ---------
     Total other income                               2,546      1,233
                                                  ---------  ---------

 Operating expenses:
   Compensation, payroll taxes and fringe benefits    4,758      4,351
   Advertising                                          160        122
   Office occupancy and equipment expense               529        409
   Data processing service fees                         267        268
   Federal insurance premiums                           574         29
   Other expenses                                       540        695
                                                  ---------  ---------
     Total operating expenses                         6,828      5,874
                                                  ---------  ---------

     Income before income tax expense                 7,387      4,254
 Income tax expense                                   2,904      1,748
                                                  ---------  ---------
     Net income                                   $   4,483      2,506
                                                  =========  =========

 Basic and fully diluted income per common share  $    0.12  $    0.07
                                                  =========  =========

        Oritani Financial Corp. and Subsidiaries
           Township of Washington, New Jersey
             Selected Ratios and Other Data

                                       For the Three months ended
                                              September 30,
                                   -----------------------------------
                                              2009               2008
                                   --------------------------- -------

 Performance Ratios:                  Actual     Normalized(1)
                                   ------------- -------------
 Return on average assets                 0.92%         0.56%    0.67%
 Return on average equity                 7.45%         4.57%    3.71%
 Average interest rate spread             2.75%         2.47%    2.50%
 Net interest margin                      3.03%         2.76%    3.02%
 Efficiency ratio                        40.73%        50.28%   48.94%
 Non-interest expense to average
  total assets                            1.39%         1.47%    1.57%
 Average interest-earning assets
  to average interest-bearing
  liabilities                           111.51%       111.51%  119.00%

 (1) Excludes the after tax effects of the $1.0 million gain on sale of assets and $2.0 million of nonaccrual interest income, default interest charges, late charges and reimbursement of costs associated with the collection of three classified loans.

                                                         Period Ended
                                                         September 30,
                                                        --------------
                                                         2009    2008
                                                        ------  ------
 Asset Quality Ratios:
 Non-performing assets to total assets                   2.69%   2.27%
 Non-performing loans to total loans                     3.84%   3.77%
 Allowance for loan losses to total loans                1.55%   1.34%

 Capital Ratios:
 Total capital (to risk-weighted assets)                18.36%  24.49%
 Tier I capital (to risk-weighted assets)               17.11%  23.24%
 Tier I capital (to average assets)                     12.44%  17.88%

 Other Data:
 Number of full service offices                             21      19
 Full time equivalent employees                            168     158

CONTACT:  Oritani Financial Corp.
          Kevin J. Lynch, Chairman, President and Chief Executive
           Officer
          (201) 664-5400